Exhibit 99.1

FOR IMMEDIATE RELEASE

SUMTOTAL STOCKHOLDERS OVERWHELMINGLY APPROVE MERGER WITH

VISTA EQUITY PARTNERS; TRANSACTION COMPLETED

MOUNTAIN VIEW, Calif. – July 21, 2009 – SumTotal® Systems, Inc. (NASDAQ: SUMT) (“SumTotal” or the “Company”), a market leader and a global provider of talent development solutions, today announced that, at the Company’s special meeting of stockholders held today, approximately 99% of SumTotal’s stockholders present approved the proposed transaction with affiliates of Vista Equity Partners Fund III, L.P. (“Vista”), and the transaction has been completed.

Under the terms of the agreement, SumTotal stockholders are entitled to receive $4.85 in cash for each share of SumTotal common stock that they hold. Letters of transmittal allowing SumTotal stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration will be distributed shortly after the closing. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, as such conversions will be handled by the bank or broker.

With the closing of the transaction, SumTotal stock will cease to trade on the NASDAQ at market close today and will be delisted.

About SumTotal Systems, Inc.

SumTotal Systems, Inc. is a leading provider of proven talent development solutions that automate and integrate learning, performance, and compensation management to drive business results on a daily basis. Our solutions strengthen and develop employee skills to accelerate time-to-market, close skill gaps, and reduce the risk of business disruptions. With more than 1,500 customers and 18 million users worldwide, we have increased the performance at some of the world’s best-known companies, organizations and government agencies. Our category leadership and applied insight help us understand the critical success factors for businesses of all sizes. For more information, visit www.sumtotalsystems.com.

SumTotal and the SumTotal logo are registered trademarks or trademarks of SumTotal Systems, Inc. and/or its affiliates in the United States and/or other countries. Other names may be trademarks of their respective owners.

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CONTACTS:

For SumTotal Systems, Inc.:

Investors

Neil Laird

SumTotal Systems, Inc.

650-934-9525

nlaird@sumtotalsystems.com

Media

Kimberley Kasper

SumTotal Systems, Inc.

650-934-9579

kkasper@sumtotalsystems.com

Matthew Sherman / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

msherman@joelefrank.com /

asalas@joelefrank.com